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                                                                      EXHIBIT 99

                           VIISAGE TECHNOLOGY, INC.
           2001 STOCK IN LIEU OF CASH COMPENSATION FOR DIRECTORS PLAN
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Section 1 -- Purpose
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  The purpose of this 2001 Stock in Lieu of Cash Compensation for Directors Plan
(the "Plan") is to compensate the non-employee members of the Board of Directors (the "Board") of Viisage Technology, Inc., a Delaware corporation (the "Company"), for continued service on the Board.

Section 2 -- Effective Date and Duration
             ---------------------------

  The Plan is to be effective as of January 1, 2001, subject to approval by the stockholders of the Company (the "Effective Date"). This Plan shall remain in effect until December 31, 2010, unless terminated earlier pursuant to Paragraph 12 hereof.

Section 3 -- Stock Subject to the Plan
             -------------------------

  Shares issued under this Plan shall be the Company's common stock, $.001 par value (the "Shares"). The number of Shares that may be issued under this Plan shall not exceed in the aggregate 800,000 shares of the Company's common stock, subject to adjustment as provided in Sections 8 and 9 below.

Section 4 -- Administration
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  This Plan shall be administered by the Board.  The Shares available under this
Plan shall be issued in the discretion of the Board, using the average NASDAQ closing price of the Company's common stock for the five dates prior to and including the date of issuance. Subject to the provisions of the Plan, the Board shall have full power to construe and interpret the Plan and to establish, amend and rescind rules and regulations for its administration. Any decisions made with respect thereto shall be final and binding on the Company, the optionee and all other persons. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

Section 5 -- Eligible Participants
             ---------------------

  For so long as Shares are available for issuance pursuant to the provisions of this Plan, individuals who become directors of the Company and who are not employees of the Company (the "Directors") shall be eligible to participate in the Plan.

Section 6 -- Terms and Conditions of Issuance
             --------------------------------

  Promptly upon authorization by the Board, the Company shall deliver to each Director a certificate representing the number of Shares issued under this Plan.

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Upon issuance of the Shares to each Director, each Director shall have rights as a shareholder of the Company with respect to the Shares.

  If the Shares are not at that time effectively registered under the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws, each Director shall, in form and substance satisfactory to the Company, confirm that the Shares are being issued for the Director's own account for investment and not with a view to distribution. Such Shares may not be transferred unless subsequently registered thereunder or pursuant to an exemption from registration, and a legend indicating such restrictions will be placed on the certificates representing such Shares.

Section 7  - - Tax Consequences
               ----------------

  Pursuant to Section 61 of the Internal Revenue Code of 1986, as amended, the Shares issued pursuant to the Plan will be subject to taxation at ordinary income tax rates, in an amount equal to the fair market value of the Shares, at the time such Shares are received by the Directors.

Section 8 -- Stock Dividends; Stock Splits; Stock Combinations; Recapitalization
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  In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution with respect to holders of the Company's common stock other than normal cash dividends, automatic adjustment shall be made in the number and kind of shares issued under the Plan, to the end that the proportionate interest of each Director in the capital stock of the Company shall be maintained as before the occurrence of such event. Automatic adjustment shall also be made in the number and kind of Shares subsequently issued under the Plan.

Section 9 -- Merger; Sale of Assets; Dissolution
             -----------------------------------

  In the event of a change of the Company's common stock resulting from a merger or similar reorganization as to which the Company is the surviving corporation, or the formation of a holding company, the number and kind of shares which thereafter may be issued under the Plan shall be appropriately adjusted to the end that the proportionate interest of each Director of the capital stock of the Company shall be maintained as before the occurrence of such event.

Section 10 -- No Right to Reelection
              ----------------------

  Nothing in the Plan shall be deemed to create any obligation on the part of the Board or standing Committee thereof to nominate any Director for reelection by the Company's stockholders, nor confer upon any Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

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Section 11 -- Regulatory Compliance and Listing
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  (a)  The issuance or delivery of any Shares hereunder may be postponed by the
Board for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of NASDAQ or any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver any such Shares if the issuance or delivery thereof would constitute a violation of any provision of any law or of any applicable regulation of any governmental authority, NASDAQ or any national securities exchange. But, the Company shall exercise its reasonable efforts to cause the Shares to be effectively registered on Form S-8 under the Securities Act of 1933, as amended (the ('33 Act"), within three months following the date of any annual or special meeting of stockholders of the Company at which the Plan and any amendments thereto has been approved, and for so long as the Company shall continue to be registered under the Exchange Act, the Company shall exercise its reasonable efforts to keep such registration in effect.

  (b) The approval of specific transactions under this Plan by the Board of Directors is intended to exempt the issuance of the Shares from the short swing profits rule under Section 16(b)-3 of the Exchange Act. Should any provision of this Plan require modification or be unnecessary to comply with the requirements of Section 16 of and Rule 16(b)-3 of the Exchange Act, the Board may waive such provision and/or amend this Plan to add to or modify the provisions hereof accordingly.

Section 12 -- Amendment and Termination
              -------------------------

  The Board shall have the right to amend, modify or terminate the Plan at any time and from time to time; provided, however, that unless required by law, no such amendment or modification shall affect any right or obligation with respect to any option theretofore issued. In addition, no such amendment or modification shall be made without previous approval by the stockholders where such approval is necessary to satisfy, nor shall any amendment or modification be made at a time when the same would violate, any then-applicable requirements of federal securities laws (including without limitation Rule 16(b)-3), the Code or rules of NASDAQ or any stock exchange on which the Company's common stock is listed.

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